Filed pursuant to Rule 433

Issuer Free Writing Prospectus dated November 12, 2014

Registration Statement No. 333-193610

Press Release

November 12, 2014	Contact Information:

For Immediate Release	Rob McCarthy Vice President – Investor Relations 414.223-1615

Rexnord Corporation Announces Launch of Public Offering of Common Stock by Selling Stockholders

MILWAUKEE, WI – November 12, 2014 NYSE:RXN

Rexnord Corporation (“Rexnord”) announced today the launch of a public offering of 14,729,045 shares of its common stock held by certain funds affiliated with Apollo Global Management, LLC (collectively with its subsidiaries, “Apollo”) (NYSE:APO). The Apollo funds will be the only selling stockholders, and are offering to sell all of the shares of Rexnord they currently own. Rexnord will not issue shares in the offering and will not receive any proceeds from the sale of the shares by the Apollo funds in this offering.

Credit Suisse is acting as the sole underwriter for the offering, and proposes to offer the shares of common stock from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at prevailing market prices, at prices related to prevailing market prices or at negotiated prices.

Rexnord has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Rexnord has filed with the SEC for more complete information about Rexnord and the offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Rexnord, the underwriter or any dealer participating in the offering will arrange to send you a prospectus if you request it by contacting Credit Suisse Securities (USA) LLC, 11 Madison Avenue, New York, New York 10010, Attn: LCD-IBD.

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This press release does not constitute an offer to sell or a solicitation of an offer to buy these securities, nor does it constitute an offer, solicitation or sale of these securities in any jurisdiction in which such offer, solicitation or sale is unlawful. The offering may be made only by means of a prospectus and a related prospectus supplement.

About Rexnord

Headquartered in Milwaukee, Wisconsin, Rexnord is comprised of two strategic platforms, Process & Motion Control and Water Management, with approximately 7,400 employees worldwide. The Process & Motion Control platform designs, manufactures, markets and services specified, highly-engineered mechanical components used within complex systems. The Water Management platform designs, procures, manufactures and markets products that provide and enhance water quality, safety, flow control and conservation.

Cautionary Statement on Forward-Looking Statements

Information in this release may involve outlook, expectations, beliefs, plans, intentions, strategies or other statements regarding the future, which are forward-looking statements. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Rexnord Corporation as of the date of the release, and Rexnord Corporation assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance, and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to “Risk Factors” and “Cautionary Notice Regarding Forward-Looking Statements” in the Company’s Form 10-K for the fiscal year ended March 31, 2014 as well as the Company’s annual, quarterly and current reports filed on Forms 10-K, 10-Q and 8-K from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.